TBS INTERNATIONAL LIMITED & SUBSIDIARIES                     EXHIBIT 99.2

Date       28 May 2008

DYKER MARITIME CORP.
as Borrower

- and -

COMMERZBANK AG
as Lender

LOAN AGREEMENT

                                        relating to
                                        a facility of up to US$12,500,00
                                       to refinance m.v. “CARIBE MAIDEN”

THIS AGREEMENT is made on                         2008

BETWEEN

(1)	DYKER MARITIME CORP. as Borrower; and

(2)	COMMERZBANK AG as Lender.

BACKGROUND

The Lender has agreed to make available to the Borrower a facility of up to Twelve million five hundred thousand Dollars ($12,500,000) for the purpose of refinancing the acquisition cost of m.v. “CARIBE MAIDEN”.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;

“AIG Facility” means the loan facility made available to Amoros Maritime Corp and others pursuant to the Loan Agreement dated 29 February 2008 between Amoros Maritime Corp, the Guarantor, AIG Commercial Equipment Finance Inc., and others;

“Approved Manager” means Roymar Ship Management Inc. a company incorporated under the laws of New York and having a place of business at Scarsdale Plaza, Suite 308, 455 Central Avenue, Scarsdale, New York 10583, USA or such other company which the Lender may approve from time to time as the manager of the Ship;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 June 2008 (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the Drawdown Date or the date on which the Lender's obligation to make the Loan is cancelled or terminated;

“Bank of America Facilities” means the credit facilities made available to Albermarle Maritime Corp and others pursuant to the amended and restated credit agreement dated 26 March 2008 made between Albermarle Maritime Corp, the Guarantor, Bank of America, N.A. and others;

“Bareboat Charter” means the bareboat charter made or to be made between the Borrower and the Bareboat Charterer in respect of the Ship;

“Bareboat Charterer” means a company to be nominated by the Borrower which is incorporated in the Philippines and owned or controlled by an affiliate of the Aboitz Jebsen group of companies, or such other company as the Borrower may nominate with the Lender’s approval which is not to be unreasonably withheld;

“Berenberg Facility” means the loan facility made available to Grainger Maritime Corp pursuant to the credit facility made or to be made between Grainger Maritime Corp, the Guarantor, Joh. Berenberg, Gossler & Co. KG and others;

“Borrower” means Dyker Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Business Day” means a day on which banks are open in London and Hamburg, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Contractual Currency” has the meaning given in Clause 20.4;

“Credit Suisse Facility” means the loan facility made available to Claremont Shipping Corp and Yorkshire Shipping Corp pursuant to a loan facility dated 7 December 2007 made between Claremont Shipping Corp, Yorkshire Shipping Corp and Credit Suisse;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“DVB Facility” means the loan facility made available to Bedford Maritime Corp and others pursuant to the Loan Agreement dated as of 16 January 2008 made between Bedford Maritime Corp, the Guarantor, DVB Group Merchant Bank (Asia) Ltd, and others;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any Approved Manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any Approved Manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the Second Guarantee;

(d)	the Mortgage;

(e)	the Multiparty Deed;

(f)	the Manager’s Undertaking; and

(g)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor (other than normal trade credit not exceeding 180 days);

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within ((a)) to ((e)) if the references to the debtor referred to the other person;

“First Sub-Time Charter” means the time charter made or to be made between the Time Charterer and the Borrower in respect of the Ship;

“GAAP” means generally accepted accounting principles in the United States;

“Guarantee” means a guarantee of the Guarantor in the Agreed Form;

“Guarantor” means TBS International Limited, a company incorporated in Bermuda whose principal office is at Suite 306, Commerce Building, One Chancery Lane, Hamilton HM12, Bermuda;

“Insurances” means:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means Commerzbank AG, acting through its branch at Ness 7-9, D-20457 Hamburg, Germany (or through another branch notified to the Borrower under Clause 25.5) or its successor or assign;

“LIBOR” means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Page 01” on the Reuters Money News Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying the British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;

“Manager’s Undertaking” has the meaning given in Schedule 2 Part B, item 3;

“Margin” means 1.5 per cent. per annum;

“Mortgage” means the first preferred Panamanian ship mortgage on the Ship in the Agreed Form;

“Multiparty Deed”  means, a deed containing amongst other things (i) an assignment of the Borrower’s interest in the Earnings, the Insurances and any Requisition Compensation of the Ship, (ii) an assignment of the Borrower’s rights under the Bareboat Charter and the Second Sub-Time Charter (iii) an assignment of the Bareboat Charterer’s interest in the Insurances of the Ship and the Time Charter, (iv) an assignment of the Time Charterer’s rights under the First Sub-Time Charter and (v) an assignment of TBS Worldwide’s rights under the TBS Worldwide Time Charters, to be made by and between the Borrower, the Bareboat Charterer, the Time Charterer, TBS Worldwide and the Lender in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 4.6;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(g);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“RBS Facilities” means the loan and guarantee facilities made available to Argyle Maritime Corp. and others pursuant to two facility agreements each dated 29 March 2007 made between Argyle Maritime Corp., The Royal Bank of Scotland plc and others;

“Related Party Charters”  means the Bareboat Charter, the Time Charter, the First Sub-Time Charter, the Second Sub-Time Charter and the TBS Worldwide Time Charters and which are the subject of the assignments under the Multiparty Deed;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Second Guarantee” means a guarantee of the Second Guarantor in the Agreed Form;

“Second Guarantor” means TBS Shipping Services Inc, a company incorporated in New York whose principal office is 612 East Grassy Sprain Road, Yonkers, New York 10710;

“Second Sub-Time Charter” means the time charter made or to be made between the Borrower and TBS Worldwide in respect of the Ship;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, the Guarantor, the Second Guarantor and any person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” but for the avoidance of doubt “Security Party” shall not include the Bareboat Charterer, the Time Charterer, TBS Worldwide and the Approved Manager;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)
the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Shareholder” means Westbrook Holdings Ltd, incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;

“Ship” means the multipurpose tweendecker with retractable tweendecks built 1987 of 17,101 gross registered tons and 8,600 net registered tons and registered in the name of the Borrower with the Panamanian Ship Registry and bareboat registered in the name of the Bareboat Charterer under the Philippines flag with the name “CARIBE MAIDEN”;

“TBS Worldwide”  means TBS Worldwide Services Inc. being a corporation organised and existing under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“TBS Worldwide Time Charters”  means the time charters entered or to be entered into between TBS Worldwide and other subsidiaries of the Guarantor pursuant to which TBS Worldwide has agreed or shall agree to let, and such charterers have agreed or shall agree to hire, the Ship on time charter;

“Time Charter” means the time charter made or to be made between the Bareboat Charterer and the Time Charterer in respect of the Ship;

“Time Charterer”  means Pacific Rim Shipping Corp., a company incorporated in the Marshall Islands whose principal office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control; and

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

1.2	Construction of certain terms. In this Agreement:

“administration notice”  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union,  the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3
Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1
Amount of facility.  Subject to the other provisions of this Agreement, the Lender shall make a loan facility not exceeding Twelve million five hundred thousand Dollars ($12,500,000) available to the Borrower.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1
Request for advance of Loan.  Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 5 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)
the amount of the Loan shall not exceed Twelve million five hundred thousand Dollars ($12,500,000) or if lower 70% of the valuation of the Ship to be provided pursuant to item 4 of Schedule 2 Part B and, if such test is not met, the Loan shall be reduced accordingly;

3.3
Drawdown Notice irrevocable.  A Drawdown Notice must be signed by a director or officer or, if agreed by the Lender, a duly authorised attorney-in-fact of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4
Disbursement of Loan.  Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date make the Loan to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2
Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3
Payment of accrued interest.  In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4
Notification of market disruption.  The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5
Suspension of drawdown.  If the Lender's notice under Clause 4.4 is served before the Loan is made, the Lender's obligation to make the Loan shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6
Negotiation of alternative rate of interest.   If the Lender’s notice under Clause 4.4 is served after the Loan is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7
Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8
Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9
Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days' notice of its intention to prepay at the end of the interest period set by the Lender.

4.10
Prepayment.  A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrower to the Lender not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrower.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4
Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2
Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 1.5 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)
if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4
Notification of interest periods and default rates.  The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.

6.5
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1
Amount of repayment instalments.  The Borrower shall repay the Loan by 12 consecutive quarterly instalments being (i) four consecutive quarterly instalments of One million five hundred thousand Dollars ($1,500,000) each followed by (ii) six consecutive quarterly instalments of One million Dollars ($1,000,000) each and followed by (iii) two consecutive quarterly instalments of Two hundred and fifty thousand Dollars ($250,000) each provided however that if the Loan is not drawndown in full such instalments shall be reduced pro rata.

7.2	Repayment Dates. The first instalment shall be repaid on the date falling 3 months after the Drawdown Date and the last instalment on the date falling 36 months after the Drawdown Date.

7.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be One hundred thousand Dollars ($100,000) or a multiple of One hundred thousand Dollars ($100,000);

(b)	the Lender has received from the Borrower at least 15 days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.6
Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.8
Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment. Each partial prepayment shall be applied against the repayment instalments specified in Clause 7.1 in inverse order of maturity.

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender's obligation to make the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on the Drawdown Date but prior to the advance of the Loan, the Lender receives documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the Drawdown Date, the Lender receives the management fee referred to in Clause 19.1 and all accrued commitment fee payable pursuant to Clause 19.1; and

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(e)
that, if the ratio set out in Clause 14.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause;

(f)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.

8.2
Waiver of conditions precedent.  If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3
Share capital and ownership.  The Borrower has an authorised share capital of 500 registered and/or bearer shares without par value, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

9.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the Ship in its name in the Panamanian Ship Registry;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6
Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8
No conflicts.  The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9
No withholding taxes.  No tax is imposed in any jurisdiction in which the Borrower is ordinarily resident for tax by way of withholding or deduction or otherwise on any payment to be made under this Agreement.

9.10	No default. No Event of Default or Potential Event of Default has occurred.

9.11
Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

9.12
No litigation.  No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower's financial position or profitability.

9.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

9.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

9.16
No money laundering.  Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10	GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. The Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3
No disposal of assets.  Save pursuant to the Bareboat Charter or in the case of a disposal of the Ship where the provisions of Clause 7.7 are complied with the Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of the Ship as to which Clause 13.12 applies.

10.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Bareboat Charter, the First Sub-Time Charter, the Second Sub-Time Charter and the Finance Documents to which it is a party;

(b)	liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship; and

(c)	provided that the terms of Clause 11.3(d) are complied with, inter-company Indebtedness from other companies which are in the same ultimate beneficial ownership as the Borrower.

10.5
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrower will send to the Lender:

(a)	as soon as possible, but in no event later than 120 days following the end of each financial year of the Guarantor the annual audited accounts of the Guarantor; and

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in the Guarantor’s, the Second Guarantor’s and the Borrower’s financial years unaudited accounts of the Guarantor and its consolidated subsidiaries, the Second Guarantor and the Borrower which are certified as to their correctness by their respective chief financial officer.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)
give a true and fair view of the financial condition of the Guarantor, the Second Guarantor and the Borrower at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Guarantor, the Second Guarantor and the Borrower.

10.8
Shareholder and creditor notices.  The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them.

10.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any applicable court or authority, pay any stamp, registration or similar tax in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11
Notification of litigation.  The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	Chief Executive Office. The Borrower will maintain its chief executive office, and keep its corporate documents and records at Suite 306, Commerce Building, One Chancery Lane, Hamilton, MH12, Bermuda.

10.13
Confirmation of no default.  The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.15	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Lender at any time.

10.16	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.17	Financial Covenants.

(i)	The Borrower undertakes to comply at all times with the financial covenants set out in Schedule 3;

(ii)
The Borrower shall provide to the Lender within 30 days after the end of each financial quarter of the Guarantor’s financial year a compliance certificate in the form set out in Schedule 4 executed by the chief financial officer of the Guarantor and confirming that the financial covenants set out in Schedule 3 have been complied with during each financial quarter.

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings. The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	pay any dividend or make any other form of distribution if an Event of Default has occurred and is continuing; or

(c)	effect any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length provided however that prior to an Event of Default which is continuing the Borrower may provide loans to or incur inter-company Indebtedness from other subsidiaries of the Guarantor and may service such inter-company Indebtedness provided that in the case of any such inter-company Indebtedness the relevant lending company has first executed an agreement in favour of the Lender fully subordinating the rights of such lending company in respect of such Indebtedness to those of the Lender under the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCE

12.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the reasonable opinion of the Lender be reasonable for a prudent owner to insure and which are specified by the Lender by notice to the Borrower.

12.3	Terms of obligatory insurances. The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120% of the Loan and (ii) the market value of the Ship; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship's full tonnage;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations and, without prejudice to the Borrower’s obligation to obtain the prior approval of the Lender such approval not to be unreasonably withheld, at all times with reputable international brokers, insurance companies, underwriters and mutual insurance associations

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)
whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the Borrower fails to do so.

12.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and

(c)
use its best endeavours to procure that the approved brokers and/or insurers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6
Copies of policies; letters of undertaking.  The Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers and/or insurers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Lender, not less than 10 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

12.8
Deposit of original policies.  The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers and/or insurers through which the insurances are effected or renewed.

12.9	Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11
Compliance with terms of insurances.  The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall make (and promptly supply copies of the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances. The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13
Settlement of claims.  The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14	Provision of copies of communications. The Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15
Provision of information.  In addition, the Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.16
Mortgagee's interest and additional perils.  The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils (pollution) insurance and a mortgagee’s interest insurance each in the amount of 110 per cent of the Loan and on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses (including but without limitation German insurance tax - currently 19%) which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.17
Obligatory insurance effected by other persons.  If any of the obligatory insurance is effected in the name of any person other than the Borrower (or the Lender) such person, if so required by the Lender, shall execute a first priority assignment of its interest in such insurance in favour of the Lender in similar terms to the assignment of insurances being given by the Borrower under the Multiparty Deed mutatis mutandis.

12.18
Review of insurance requirements.  The Lender may at the Borrower’s cost and expense appoint an independent insurance consultant to review the requirements of this Clause 12 annually in order to take account of any changes in circumstances after the date of this Agreement which are, in the reasonable opinion of the Lender significant and capable of affecting the Borrower or the Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject).

12.19
Modification of insurance requirements.  The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender or its consultant shall reasonably consider appropriate, in the circumstances and, after consultation and taking full account of the Borrower’s opinion, such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

13	SHIP COVENANTS

13.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2
Ship's name and registration.  The Borrower shall keep the Ship registered in its name in the Panamanian Ship Registry; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

13.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the Ship's present class (namely + 100 A5 E1 at Germanischer Lloyd) or the equivalent with Lloyd’s Register of Shipping free of recommendations and conditions affecting the Ship’s class; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Republic of Panama or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

13.4
Modification.  The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

13.5
Removal of parts.  The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

13.6
Surveys.  The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

13.7
Inspection.  The Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose at the Borrower’s expense) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.  The Lender shall also have the right to inspect class records of the Ship from time to time.

13.8	Prevention of and release from arrest. The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require as soon as practicable and in any event within 14 days.

13.9	Compliance with laws etc. The Borrower shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lender has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.10	Provision of information. The Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	it’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Lender's request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

13.11	Notification of certain events. The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Borrower's, the Approved Manager’s or any other person's response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(a)	(other than pursuant to a Related Party Charter) let the Ship on demise charter for any period;

(b)
(other than pursuant to a Related Party Charter) enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	(other than pursuant to a Related Party Charter) charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;

(f)	de-activate or lay up or allow any charterer to de-activate or lay up the Ship; or

(g)
put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Five hundred thousand Dollars ($500,000) (or the equivalent in any other currency) unless:

(i)	that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or any other reason; or

(ii)	the cost of the work to be done on the Ship is covered by insurances and the underwriters have agreed to make payment direct to the person who is to carry out the work; or

(iii)	the Lender is otherwise satisfied that the amounts payable in respect of the cost of the work will be paid on their relevant due date for payment.

13.13
Notice of Mortgage.  The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

13.14	Sharing of Earnings. Save as disclosed to the Lender the Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

13.15	ISPS Code. The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrower that the Loan is greater than 70 per cent of:

(a)	the market value (determined as provided in Clause 14.3) of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14.

14.2
Provision of additional security; prepayment.  If the Lender serves a notice on the Borrower under Clause 14.1, the Borrower shall, within 1 month after the date on which the Lender's notice is served, either:

(a)
provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ship. The market value of the Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker which the Lender has approved or appointed for the purpose;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.4
Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5
Valuations binding.  Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6
Provision of information.  The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.3 or 14.4 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.7
Payment of valuation expenses.  Without prejudice to the generality of the Borrower's obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.8	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	such account as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph ((a)) at the rate payable on the original due date.

15.3
Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4
Lender accounts.  The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5
Accounts prima facie evidence.  If the account maintained under Clause 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2
Variation of order of application.  The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3
Notice of variation of order of application.  The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4
Appropriation rights overridden.  This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	EARNINGS

17.1	Earnings. Subject to the provisions of the Multiparty Deed and save as disclosed to the Lender the Earnings of the Ship shall be payable to the Borrower.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 11.2, 11.3 or 14.1; or

(c)	any breach occurs of Clause 10.18(i), 10.19 or 10.20; or

(d)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b) or (c)) and, if in the opinion of the Lender, such default is capable of remedy (and for these purposes any breach by the Borrower of its obligations under Clause 12 in relation to insurances will be a default not capable of remedy) such default continues unremedied 10 Business Days after written notice from the Lender requesting action to remedy the same; or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable;

provided that no Event of Default will occur under this Clause 18.1(f) in relation to the Guarantor if the amount of Financial Indebtedness falling within paragraph (i) to (v) above is less than Two million five hundred thousand Dollars ($2,500,000) (or its equivalent in any other currency or currencies); or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, Five hundred thousand Dollars ($500,000) or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)
a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor or the Second Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)
a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)
a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)
any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for the Borrower or the Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document unless provided that none of the interests of the Lender is prejudiced in any way during the relevant period, the discharge of that liability or compliance with that obligation or exercise or enforcement of those rights ceases to be unlawful within 30 days; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
(i)
the Bareboat Charter is terminated or cancelled for whatever reason and, if the Ship is to remain parallel registered under the Philippines flag, such Bareboat Charter is not replaced with a similar bareboat charter on terms acceptable to the Lender within a period of 15 days; or

(ii)
any of the circumstances described in Clause 18.1(g) or (h) occurs (mutatis mutandis) in relation to the Bareboat Charterer or the Bareboat Charterer breaches any provision of the Multiparty Deed which the Lender considers material and the Borrower fails within a period of 15 days of it becoming aware of the occurrence of such circumstances or breach or of the receipt of a written notification from the Lender requesting the Borrower to remedy such circumstances or breach either to remedy such circumstances or breach or to substitute the Bareboat Charterer with another bareboat charterer acceptable to the Lender and which accedes to the terms of the Multiparty Deeds;

(l)
the Time Charter or First Sub-Time Charter or Second Sub-Time Charter or any TBS Worldwide Time Charter is terminated or cancelled for whatever reason or any of the circumstances described in Clause 18.1(g) or (h) occurs (mutatis mutandis) in relation to the Time Charterer or TBS Worldwide or the Time Charterer or TBS Worldwide breaches any provision of the Multiparty Deed which the Lender considers material and either such breach is not remedied or the Ship is not employed on alternative terms acceptable to the Lender within a period of 15 days of the Borrower becoming aware of the occurrence of such breach or the receipt of a written notification from the Lender requesting the Borrower to remedy such breach; or

(m)
the Ship ceases to be employed by the Approved Manager on terms acceptable to the Lender or any of the circumstances described in Clause 18.1(g) or (h) occurs (mutatis mutandis) in relation to the Approved Manager or the Approved Manager’s breach any provision of the letter of undertaking given to the Lender pursuant to Schedule 2 Part B, 3 which the Lender considers material and the Borrower fails within a period of 15 days of it becoming aware of the occurrence of such circumstances or breach or of the receipt of a written notification from the Lender requesting the Borrower to remedy such circumstances or breach either to remedy such circumstances or breach or to substitute the Approved Manager with another Approved Manager which executes and delivers to the Lender a letter of undertaking similar to the one referred to in Schedule 2 Part B, 3; or

(n)
it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(o)
any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender reasonably considers that there is a significant risk that the Borrower is or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of obligations. On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrower under this Agreement shall be cancelled.

18.4
Acceleration of Loan.  On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5
Multiple notices; action without notice.  The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means the Borrower and any Security Party.

18.8
Interpretation.  In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Management and commitment fees. The Borrower shall pay to the Lender:

(a)	on the Drawdown Date a management fee of Sixty five thousand Dollars ($65,000); and

(b)
half yearly in arrears during the period from (and including) 18 April 2008 to the earlier of (i) the Drawdown Date and (ii) 30 June 2008 and on the last day of that period, a commitment fee at the rate of 0.5 per cent. per annum on the undrawn amount of the Loan.

19.2
Costs of negotiation, preparation etc.  The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4
Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.5
Certification of amounts.  A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1
Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

(c)
Miscellaneous indemnities.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection  with any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.3
Currency indemnity.  If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.4
Certification of amounts.  A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

The Borrower shall not be obliged to pay any additional amount pursuant to paragraph (c) above in respect of any deduction which would not have been required if the Lender had completed a declaration claim, exemption or other form which it has been requested by the Borrower or an applicable taxation authority to complete and which it is able to complete and such completion is neither violating applicable laws nor interfering with the way the Lender is ordinarily administrating its tax affairs.

21.3
Evidence of payment of taxes.  Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4
Tax Credits.  If the Lender receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 21.2, it shall pay to the Borrower a sum equal to the proportion of the repayment or credit which it allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 21.4 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 21.4 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Lender under or in connection with this Clause 21.4 shall be conclusive and binding on the Borrower.

21.5
Exclusion of tax on overall net income.  In this Clause 21  “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2
Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 22.1, the Lender's obligation to make the Loan shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

22.3
Mitigation.  If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law, or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3
Payment of increased costs.  The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.4
Notice of prepayment.  If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrower may give the Lender not less than 14 days' notice of its intention to prepay the Loan at the end of an Interest Period.

23.5
Prepayment.  A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2
Existing rights unaffected.  The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrower. The Borrower may not, without the consent of the Lender transfer any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of the Borrower.

25.3
Rights of assignee.  In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4
Sub-participation; subrogation assignment.  The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5
Disclosure of information.  The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1
Variations, waivers etc. by Lender.  A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrowers: Suite 306
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Mailing Address:
P.O. Box HM 2522
Hamilton HMGX
Bermuda

Attention:                                            William J. Carr
Fax:                                +1-441-295-4957

With a copy to:
TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY  10710 U.S.A.
Attention:  Ferdinand V. Lepere

Fax :                                           +1-914-961-5121

to the Lender:                                           Commerzbank AG
Global Shipping
Ness 7-9
20457 Hamburg
Germany
For credit matters:
Fax:                                +49 4036 83 4068

Attention : Martin Hugger/Kristin Roelver

For interest rate fixing
repayment matters etc:                                                      + 49 4036 83 2049

Attention : Loan Administration

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5
Illegible notices.  Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	English language. Any notice under or in connection with a Finance Document shall be in English.

27.8	Meaning of “notice”. In this Clause 28 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts. A Finance Document may be executed in any number of counterparts.

28.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29	LAW AND JURISDICTION

29.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3	Choice of forum for the exclusive benefit of the Lender. Clause 29.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

29.4
Process agent.  The Borrower irrevocably appoints Globe Maritime Limited at its registered office for the time being, presently at 5th Floor, St Magnus House, 3 Lower Thames Street, London EC3R 6HE, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5
Lender's rights unaffected.  Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

 26190308 v4

SCHEDULE 1

DRAWDOWN NOTICE

To:           Commerzbank AG
Global Shipping
Ness 7-9
20457 Hamburg

Attention: [Martin Hugger]
[●] 2008

DRAWDOWN NOTICE

1 We refer to the loan agreement (the “Loan Agreement”) dated [●] 2008 and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a facility of up to Twelve million five hundred thousand United States Dollars (US$12,500,000).  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2 We request to borrow as follows:-

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	[Duration of the first Interest Period shall be [●] months;] and

(d)	Payment instructions : account in our name and numbered [●]with [●]of [●].

3 We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4 This notice cannot be revoked without the prior consent of the Lender.

5 We authorise you to deduct the management fee referred to in Clause 19 from the amount of the Loan.

…………………………………

for and on behalf of
DYKER MARITIME CORP

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1(a).

1

1 A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2 Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3 Copies of resolutions of the directors of the Borrower and each Security Party and copies of the resolutions of the shareholders of the Borrower in each case authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4 The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5 Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6 Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.

7 Evidence satisfactory to the Lender of the persons holding the ultimate beneficial ownership of the shares in the Borrower and of the identity of the person or persons controlling the voting rights attached to those shares.

If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents referred to in Clause 8.1(b).

1

1 A duly executed original of the Mortgage and of the Multiparty Deed (and of each document to be delivered by each of them).

2 Documentary evidence that:

(a)	the Ship is registered in the name of the Borrower with the Panamanian Ship Registry;

(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(c)	the Ship maintains the class + 100 A5 E1 with Germanischer Lloyd free of all recommendations and conditions of such classification society;

(d)	the Mortgage has been duly registered against the Ship as a valid first preferred Panamanian ship mortgage in accordance with the laws of Panama;

(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(f)
the Ship has been or on the Drawdown Date will be unconditionally delivered by the Borrower to, and accepted by, the Bareboat Charterer under the Bareboat Charter and the Ship has been bareboat registered under the Philippine’s flag (with details of the Mortgage duly noted on the Ship’s bareboat register); and

(g)	the Ship has been or on the Drawdown Date will be unconditionally delivered by the Bareboat Charterer to, and accepted by, the Time Charterer under the relevant Time Charter.

3 Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)
a letter of undertaking (the “Manager’s Undertaking”) executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender under the Finance Documents; and

(b)
copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate and ISSC (together with any other details of the applicable safety management system which the Lender requires).

4 A valuation of the Ship addressed to the Lender stated to be for the purposes of this Agreement and dated not earlier than [10] days before the Drawdown Date from an independent London sale and purchase shipbroker selected by the Lender.

5 Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, Panama, Philippines and such other relevant jurisdictions as the Lender may require.

6 If required by the Lender, and at the cost of the Borrower, a favourable opinion from an independent insurance consultant appointed by, and acceptable to, the Lender as to the adequacy of the obligatory insurances for the Ship.

7 Documents of the kind referred to in Schedule 2 Part A 2, 3 and 4 in relation to the Bareboat Charterer, the Time Charterer, Approved Manager and TBS Worldwide and their execution of the Finance Documents to which they are a party.

Each of the documents specified in paragraphs 2, 3, and 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 3

FINANCIAL COVENANTS

Pursuant to Clause 10.17 of this Agreement the Borrower undertakes that at all times they shall not:

(a)
Minimum Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $235,000,000, plus (ii) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after 30 September 2007 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Holdings and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of Holdings or any Subsidiary (other than issuances to Holdings or a wholly-owned Subsidiary), including upon any conversion of debt securities of Holdings into such Equity Interests.

(b)
Minimum Cash Liquidity.  For each calendar month ending on or after the date hereof, permit Qualified Cash, plus Availability in an average daily amount during such calendar month to be less than $15,000,000.

(c)	Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of Holdings and its Subsidiaries at any time to be greater than 3.00:1.00.

(d)
Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter and for the period of four fiscal quarters then ending of Holdings to be less than 1.50:1.00.

(e)	Overall leverage ratio. Permit the Total Debt to exceed 75% of Total Assets as adjusted at Fair Market Values.

For the purposes of this Schedule 3 the following terms shall have the following meanings.

“Attributable Indebtedness”  means, on any date, (a) in respect of any Capitalised Lease of any Person, the capitalised amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalised amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalised Lease and (c) all Synthetic Debt of such Person;

“Availability”  means the amount available for drawing under the Bank of America Facilities;

“Capitalised Leases”  means all leases that have been or should be, in accordance with GAAP, recorded as capitalised leases;

“Cash Equivalents”  means any of the following types of Investments, to the extent owned by the Borrower or any of the Subsidiaries free and clear of all Security Interests (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii)  Permitted Security Interests and/or (iii) a Security Interest in favour of The Royal Bank of Scotland plc in respect of the obligations arising under the RBS Facilities and/or (iv) a Security Interest in favour of Credit Suisse in respect of the obligations arising under the Credit Suisse Facility and/or (v) a Security Interest in favour of AIG Commercial Equipment Finance Inc. in respect of the obligations under the AIG Facility and/or (vi) a Security Interest in favour of Joh. Berenberg, Gossler & Co. KG in respect of the obligations under the Berenberg Facility and/or (vii) a Security Interest in favour of DVB Group Merchant Bank (Asia) Ltd in respect of the obligations under the DVB Facility):

(a)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a lender to the Borrower or the Subsidiaries or (B) is organised under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organised under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in Clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)
commercial paper issued by any Person organised under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)
Investments, classified in accordance with GAAP as current assets of the Borrower or any of the Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in Clauses (a), (b) and (c) of this definition;

“Consolidated EBITDA”  means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus:

(a)
the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortisation expense and (iv) net losses from the sales of vessels as permitted under the Bank of America Facilities (in each case of or by Holdings and its Subsidiaries for such Measurement Period) and minus;

(b)
the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under the Bank of America Facilities (in each case of or by Holdings and its Subsidiaries for such Measurement Period);

“Consolidated Fixed Charge Coverage Ratio”  means, at any date of determination, the ratio of:

(a)
the result of (i) Consolidated EBITDA, less (ii) the sum of (x) federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to

(b)
the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments scheduled to be made in respect of the Revolving Credit Facility (as defined in the Bank of America Facilities);

“Consolidated Funded Indebtedness”  means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of:

(a)
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under and as defined in the Bank of America Facilities) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all purchase money Indebtedness;

(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	all Attributable Indebtedness;

(f)	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary; and

(g)
all Indebtedness of the types referred to in Clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary; provided, however, for purposes of calculating the Consolidated Leverage Ratio, Consolidated Funded Indebtedness shall not include any portion of Permitted New Vessel Construction Indebtedness in an aggregate amount up to $150,000,000 at any time outstanding and used to finance a multi-purpose tweendeck or bulk carrier shipping vessel so long as such vessel remains in the construction phase (i.e., such vessel has not been delivered to Holdings or its Subsidiaries ready for fleet service and operation);

“Consolidated Interest Charges”  means, for any Measurement Period, the sum of:

(a)
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalised interest but excluding capitalised interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP;

(b)	all interest paid or payable with respect to discontinued operations; and

(c)
the portion of rent expense under Capitalised Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period;

“Consolidated Leverage Ratio”  means, as of any date of determination, the ratio of:

(a)	Consolidated Funded Indebtedness as of such date to,

(b)	Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period;

“Consolidated Net Income”  means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(a)	extraordinary gains and extraordinary losses for such Measurement Period;

(b)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organisation Documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such-Measurement Period shall be included in determining Consolidated Net Income; and

(c)
any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in Clause (b) of this proviso);

“Consolidated Tangible Net Worth”  means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date minus the Intangible Assets of Holdings and its Subsidiaries on that date;

“Debtor Relief Laws”  means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase of acquisition from such Person of shares of capital stock of (or ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

 “Fair Market Value” means, with respect to any asset or property, the sale value which would be obtained at arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer;

“GAAP”  means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied;

“Guarantee”  means, as to any Person:

(a)
any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,_ (i) to purchase or pay (or advance or supply funds the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(b)
any Security Interest on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning;

“Holdings”  means the Guarantor;

“Indebtedness”  means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)
the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)
all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)
indebtedness (excluding prepaid interest thereon) secured by a Security Interest on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness in respect of Capitalised Lease and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date;

“Intangible Assets”  means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortised deferred charges, unamortised debt discount and capitalised research and development costs;

“Investment”  means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a)	the purchase or other acquisition of Equity Interests of another Person;

(b)	a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person;

(c)
the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; or

(d)
the acquisition or construction of a vessel. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment;

“Measurement Period”  means, at any date of determination, the most recently completed four fiscal quarters of Holdings;

“Moody’s”  means Moody’s Investors Service Inc., and any successor thereto;

“Organisation Documents”  means:

(a)	with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)	with respect to any limited liability company, the certificate or articles of formation or organisation and operating agreement; and

(c)
with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organisation with the applicable governmental authority in the jurisdiction of its formation or organisation and, if applicable, any certificate or articles of formation or organisation of such entity;

“Permitted New Vessel Construction Indebtedness”  means Indebtedness incurred after the date when all the conditions precedent in Section 4.01 of the Bank of America Credit Facilities are satisfied or waived by Subsidiaries of Holdings that are not borrowers or guarantors under the Bank of America Credit Facilities in connection with the construction of up to twelve (12) multipurpose tweendecks or bulkcarrier shipping vessels;

“Person”  means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity;

“Qualified Cash”  means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Security Interest (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii) a Permitted Security Interest and/or (iii) a Security Interest in favour of The Royal Bank of Scotland plc in respect of the obligations arising under the RBS Facilities and/or (iv) a Security Interest in favour of Credit Suisse in respect of the obligations arising under the Credit Suisse Facility and/or (v) a Security Interest in favour of AIG Commercial Equipment Finance Inc. in respect of the obligations under the AIG Facility and/or (vi) a Security Interest in favour of Joh. Berenberg, Gossler & Co. KG in respect of the obligations under the Berenberg Facility and/or (vii) a Security Interest in favour of DVB Group Merchant Bank (Asia) Ltd in respect of the obligations under the DVB Facility) pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use;

“Restricted Payment”  means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment;

“Shareholders’ Equity”  means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP;

“S&P”  means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., and any successor thereto;

“Subsidiary”  of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings;

“Swap Contract”  means:

(a)
any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)
any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Termination Value”  means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)	for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)
for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognised dealer in such Swap Contracts;

“Synthetic Debt”  means, with respect to any Person as of any date of determination thereof, obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP;

“Synthetic Lease Obligation”  means the monetary obligation of a Person under:

(a)	a so-called synthetic, off-balance sheet or tax retention lease; or

(b)
an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterised as the indebtedness of such Person (without regard to accounting treatment);

“Total Assets” means all assets of Holdings and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as assets; and

“Total Debt” means all liabilities of Holdings and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as debt.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:           Commerzbank AG
Ness 7-9
20457 Hamburg

Attention: [●]

From:                      TBS International Limited

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 10.17(ii) of the loan agreement dated [●] 2008 (the “Loan Agreement”) and entered into between (i) Dyker Maritime Corp. as Borrower and (ii) Commerzbank AG as Lender relating to a loan facility of Twelve million five hundred thousand United States Dollars (US$12,500,000).  Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of the Guarantor, hereby certify that:

1	Attached to this Certificate are the latest [audited][unaudited] accounts of the Guarantor and its consolidated subsidiaries for the financial year [quarter] ending on [●].

2
Set out below are the respective amounts, in US Dollars, of Cash Equivalents, Consolidated EBITDA, Consolidated Interest Charges, Consolidated Net Income, Consolidated Tangible Net Worth and Qualified Cash:

US Dollars
Cash Equivalents	[●]
Consolidated EBITDA	[●]
Consolidated Interest Charges	[●]
Consolidated Net Income	[●]
Consolidated Tangible Net Worth	[●]
Qualified Cash	[●]
Total Debt	[●]
Total Assets as adjusted at Fair Market Values	[●]

3	Accordingly, as at the date of this Certificate the financial covenants set out in Schedule 3 of the Loan Agreement [are][are not] complied with, in that as at [●]:

(a)	Minimum Consolidated Tangible Net Worth US$[●];

(b)	Minimum Cash Liquidity US$[●];

(c)	Maximum Consolidated Leverage Ratio [x.xx]

(d)	Minimum Consolidated Fixed Charge Coverage Ratio [x.xx]

(e)	Overall Leverage Ratio [x.xx]

4	As at [●] no Event of Default has occurred and is continuing [or, specify / identify any Event of Default]. The Borrowers are in compliance with Clause 14.1 of the Loan Agreement.

[If not, specify this and what is proposed as regards Clause 14.2.]

……………………………..
Chief financial officer
TBS International Limited

EXECUTION PAGE

BORROWER

SIGNED by
Christophil B. Costas               ) /s/ Christophil B. Costas
for and on behalf of                  )
DYKER MARITIME CORP.   )
in the presence of:
Sonia D. Odom                          ) /s/ Sonia D. Odom

LENDER

SIGNED by
Amy H. Sweeney       ) /s/ Amy H. Sweeney
for and on behalf of                  )
COMMERZBANK AG   )
in the presence of:
Sonia D. Odom                          ) /s/ Sonia D. Odom